UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2010
LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (281) 840-4100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 30, 2010, Linn Energy, LLC (the “Company”), Linn Energy Finance Corp. (together with the Company, the “Issuers”) and the Company’s material subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with RBC Capital Markets Corporation, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., RBS Securities Inc. and Wells Fargo Securities, LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $1,300,000,000 in aggregate principal amount of the Issuers’ 8.625% Senior Notes due 2020 (the “2020 Notes”). The 2020 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2020 Notes were resold to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers also agreed not to issue certain debt securities for a period of 60 days after March 30, 2010, without the prior consent of RBC Capital Markets Corporation. In addition, the Purchase Agreement contemplates the execution of a registration rights agreement relating to the 2020 Notes.
     The description set forth above in this Item 1.01 is qualified in its entirety by the Purchase Agreement, which is filed with this Report as Exhibits 1.1 and is incorporated herein by reference.
Item 8.01 Other Events.
     On March 30, 2010, the Company issued a press release announcing the pricing of the 2020 Notes. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

1.1	Purchase Agreement, dated March 30, 2010, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

99.1	Press Release of Linn Energy, LLC dated March 30, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
Date: March 31, 2010	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary